Exhibit 99.1

Longs Reports Preliminary November Revenues

WALNUT CREEK, CA (November 30, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total revenues of $389.6 million for the four-week period ended November 23, 2006, a 10.7% increase from total revenues of $351.8 million in the comparable period a year ago.

Preliminary November total retail drug store sales were $364.5 million, an increase of 4.5% from $348.7 million in the comparable period last year. Pharmacy sales were 50.6% of total drug store sales compared with 49.0% a year ago. Retail drug store same-store sales increased 2.7% compared with last year. Pharmacy same-store sales increased 4.9% and front-end same-store sales increased 0.6%.

Preliminary year-to-date total revenues of $4.15 billion for the forty-three weeks ended November 23, 2006, were 9.7% higher than the $3.78 billion reported in the comparable period last year. Preliminary year-to-date total retail drug store sales were $3.88 billion, a 3.4% increase from $3.75 billion in the comparable period last year. Pharmacy sales were 51.1% of total drug store sales during the period, compared with 49.2% a year ago. Retail drug store same-store sales increased 2.0% with pharmacy same-store sales increasing 5.6% and front-end same-store sales decreasing 1.3%.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 505 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.